UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.             Results of Operations and Financial Condition.

On April 25, 2013, AmerisourceBergen Corporation (the “Registrant”) issued a news release announcing its earnings for the fiscal quarter ended March 31, 2013, and announcing its corresponding earnings conference call.  A copy of the news release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 7.01.             Regulation FD Disclosure.

In the news release issued on April 25, 2013, the Registrant stated that it expects adjusted diluted earnings per share from continuing operations in fiscal year 2013 to be in the lower half of the range of $3.04 to $3.14, excluding certain expenses related to the Registrant’s new strategic long-term relationship with Walgreens and Alliance Boots, including the warrants issued, and the expected LIFO charge from onboarding of additional branded inventory.  Excluding the two items mentioned above, the Registrant expects revenue growth in the 11 percent to 13 percent range; operating income decline in the 3 percent to 5 percent range; an operating margin decline in the range of 24 to 29 basis points; and free cash flow in the range of $100 million to $200 million, which includes capital expenditures of at least $220 million. The Registrant also announced that, subject to market conditions, it continues to expect to spend approximately $400 million to repurchase its common shares in fiscal year 2013.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

99.1  News Release, dated April 25, 2013, of AmerisourceBergen Corporation, regarding the Registrant’s earnings for the fiscal quarter ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: April 25, 2013	By:	/s/ Tim G. Guttman
		Name:	Tim G. Guttman
		Title:	Senior Vice President
and Chief Financial Officer